Exhibit 10.9

ATLAS AIR WORLDWIDE HOLDINGS,

INC.

BENEFITS PROGRAM FOR SENIOR

EXECUTIVES

Amended and Restated as of January 1, 2015

This document describes the benefits program for individuals employed and elected as Executive Vice Presidents (or more senior offices) of Atlas Air, Inc. (“Atlas”), Polar Air Cargo Worldwide, Inc. (“Polar”) and Titan Aviation Leasing, Ltd. (“Titan”) (such individuals are hereinafter referred to as “Executives”), as in effect on January 1, 2015, and amends and restates the document dated July 1, 2011. Individuals employed and elected as Executive Vice Presidents (or more senior offices) by other subsidiaries of Atlas Air Worldwide Holdings, Inc. (“Holdings,” and collectively with Atlas, Polar and Titan, the “Company”) may participate in this program only if expressly approved for such participation by the Compensation Committee of the Board of Directors of Holdings. All references in this document to the Compensation Committee or the Board of Directors refer to those bodies of Holdings. All references to the Employer are to the company employing the Executive.

I. Annual Salary.

Each Executive will receive a base annual salary (“Base Annual Salary”) reviewed at least every other year for possible increases by the Compensation Committee. Included among other considerations in the annual review will be the Executive’s individual job performance. Increases, if any, shall be at the discretion of the Compensation Committee.

II. Bonus Plan.

Each Executive shall be eligible to participate in Holdings’ Annual Incentive Plan or successor plan at the Executive Vice President level, as appropriate. The level of the bonus available to the Executive will be set forth in the Annual Incentive Plan and will be awarded in consideration of individual and corporate performance based on performance goals and objectives determined by the Compensation Committee. A fuller description of how corporate and individual performance operate in tandem to determine the calculation of bonuses is described in the Annual Incentive Plan. The Annual Incentive Plan document is developed by the Compensation Committee and is subject to amendment from time to time with changes as adopted by the Compensation Committee or Board of Directors of Holdings, as applicable. As further described in the Annual Incentive Plan, corporate and individual performance in combination may permit the Executive to earn a target bonus equal to at least 85% of Base Annual Salary for Executive Vice Presidents (90% for Executive Vice Presidents of Holdings who also hold the title of President of Atlas or Chief Executive Officer of Titan), as may be adjusted upward by the Compensation Committee. Lesser corporate or individual performance may cause bonus payments to be in an amount less 85% or 90%, as applicable, of such Base Annual Salary or result in no bonus being payable. Greater corporate and individual performances may result in the bonus being more than 85% or 90%, as applicable, of such Base Annual Salary. When the bonus payment reaches more than 85% or 90%, as applicable of such Base Annual Salary, the Employer reserves the right to pay some or all of the portion of the bonus that is above 50% of Base Annual Salary in Holdings unrestricted company stock payable under the Atlas Air Worldwide Holdings, Inc. 2007 Incentive Plan, as may be amended or superseded, or any successor plan (the “Incentive Plan”). Any bonus paid to Executive under the Annual Incentive Plan will be paid no later than two weeks following the completion of the year-end audit for the applicable performance year, but in no event later than March 15 of the year following the applicable performance year unless otherwise provided in the Incentive Plan.

III. Health Benefits.

Each Executive and each Executive’s eligible dependents shall be entitled to participate in the health insurance plan offered by the Executive’s Employer, provided that the Executive and the Employer will each contribute to the Executive’s monthly premium as provided by such plan. The Employer reserves the right to discontinue any health insurance plan at any time with the understanding that the Employer will comply in full measure with all state and federal laws regarding continuation of coverage, including the Consolidated Omnibus Budget Reconciliation Act of 1985, as may be amended or superseded (“COBRA”).

IV. Severance.

A. If an Executive’s employment is terminated (i) by the Employer for reasons other than Cause (as defined below), or Permanent Disability (as defined below) or (ii) by the Executive for Good Reason (as defined below), and subject, in each case, to the Executive’s execution of a release upon terms and conditions reasonably acceptable to the Employer and Executive (such acceptance not to be unreasonably withheld), which release must be presented to Executive, executed, no longer be subject to revocation, and become effective no later than the sixtieth (60th) day following the date of termination, then the Executive shall be entitled to:

(i) receive a severance payment equal to twenty-four (24) months of the Executive’s monthly Base Annual Salary, at the rate in effect on the date of termination, and except as otherwise required by Section XI below, all severance pay to which the Executive is entitled shall be in the form of salary continuation, payable in accordance with the normal payroll practices of the Employer for its executives (each such payment to be treated as a separate payment under Section 409A of the Internal Revenue Code), with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment terminated, being due and payable on the later of the sixty-first (61st) day following the date of termination or the date specified in Section XI below (if applicable) (the “Lump-Sum Payment Date”);

(ii) continued coverage at Executive’s sole and after-tax expense under the Employer’s health (medical, dental and vision) benefit plan in accordance with Section III above for a period of twelve (12) months from the date of termination (with COBRA coverage to follow thereafter, if timely elected); provided, however, that any such continued coverage shall cease in the event the Executive obtains comparable coverage in connection with subsequent employment or otherwise; and

(iii) receive a payment with respect to an annual bonus award under the Annual Incentive Plan for the year in which such termination occurred, as if Executive had been employed by Employer on the last day of such year, in an amount equal to the lesser of (1) the amount Executive would have received if Executive was employed by Employer on the last day of the such year, based upon actual company performance measured pursuant to the Annual Incentive Plan (and assuming for such purpose that 50% of any individual business objectives have been achieved), or (2) Executive’s target bonus percentage. Such payment shall be subject to all other terms and conditions of the Annual Incentive Plan under which the award was granted, including without limitation any provisions related to whether all required performance measures for the payment of an award have been satisfied and the provisions of the Annual Incentive Plan regarding time of payment of such award.

The above benefits are in addition to an Executive’s right to receive accrued but unused vacation pay through the date the employment period terminates, and all other benefits in which the Executive is vested pursuant to other plans and programs of the Company at the time of the Executive’s date of termination.

Upon the death of an Executive while severance payments are due to the Executive, the Executive’s personal representative shall be entitled to the unpaid severance payments described in this Section IV.A and the Executive’s spouse and eligible dependents, if any, shall be entitled to the health benefit coverage described in this Section IV.A, except that the remaining severance payments under this Section IV.A shall be made in a lump sum within (10) days immediately following the Executive’s date of death.

An Executive will be treated as having resigned for Good Reason only if he or she provides the Employer with a notice of termination within 90 days of the initial existence of one of the conditions described in the definition of Good Reason below, following which the Employer shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Employer fails to so cure the event, the Executive must terminate his or her employment not later than thirty (30) days following the end of such cure period.

B. If an Executive’s employment is terminated by the Employer for Cause or if the Executive resigns but not for Good Reason, the Executive shall be entitled to receive only the Executive’s accrued but unpaid Base Annual Salary and vacation as of the date of termination.

C. If an Executive’s employment is terminated as a result of Permanent Disability (as defined below), the Executive shall be entitled to receive the Executive’s accrued but unpaid Base Annual Salary as of the date of the termination, the benefits described in Section IV.A above (payable in accordance with the payment rules of Section IV.A. above), plus any benefits to which he is then entitled under the Employer’s disability program, if any.

D. “Good Reason” as used herein shall mean for any Executive subject to this Benefits Program, any of (i) a reduction in the Executive’s Base Annual Salary from the Base Annual Salary the previous year, except where such reduction is part of a general salary reduction by the Employer, or the Executive ceasing to be eligible to earn an annual bonus under the Annual Incentive Plan, (ii) the Executive ceasing to hold the title of Executive Vice President, other than through promotion or through reassignment to another job title of comparable responsibility, and (iii) any reduction in job responsibilities which diminishes the opportunity for the Executive to earn the same bonus under the Annual Incentive Plan for which the Executive was previously eligible.

E. “Cause” as used herein shall mean (i) any act or acts of material dishonesty by the Executive, (ii) the failure of the Executive to comply with any of the Executive’s material obligations to the Employer within ten (10) days of written notice from the Employer, (iii) any material violations by the Executive of the Employer’s corporate policies as set forth in the Employer/Employee handbook, compliance manual, policies or programs, or related corporate policies, provided that, if such violation is subject to cure, the Executive shall have ten (10) days within which to cure such violation, or (iv) the conviction of or “no contest” plea by the Executive to any misdemeanor involving moral turpitude or any felony.

F. “Permanent Disability” as used herein shall mean, in the Company’s sole determination, an Executive having been continuously disabled from performing the duties assigned to the Executive for a period of six (6) consecutive calendar months. Notwithstanding the foregoing, in the event that, as a result of an absence because of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, the Executive incurs an earlier “separation from service” within the meaning of Section 409A of the Internal Revenue Code, as may be amended (“Section 409A”), the Executive shall on such date automatically be terminated from employment as a result of Permanent Disability.

V. Change of Control.

A.	If, within the twelve-month period immediately following a Change of Control (defined below), the Executive’s employment is terminated by the Employer for reasons other than Cause or if the Executive resigns for Good Reason, and subject to the Executive’s execution of a general release upon terms and conditions consistent with this Agreement and acceptable to the Employer and Executive (such acceptance not to be unreasonably withheld), which release must be presented to Executive upon or promptly after termination of the Executive’s employment, fully executed, no longer subject to revocation, and become effective no later than the sixtieth (60th) day following the date on which the Executive’s employment terminates, then the Executive shall be entitled to the compensation and benefit coverage set forth in Section IV.A above, except that the severance payments in Section IV.A shall be in the form of a single lump-sum payment payable on the Lump-Sum Payment Date in an amount equal to thirty six (36) months of the Executive Vice President’s Base Annual Salary or twenty four (24) months of the Senior Vice President’s Base Annual Salary, as applicable.

B.	If, within the six-month period immediately following a termination of the Executive’s employment by Employer for reasons other than Cause or by the Executive for Good Reason, a Change of Control occurs, then, in addition to the payment set forth in Section IV.A above (which shall be paid in the manner specified in Section IV.A above), and subject to satisfaction by the Executive of the release requirements of Section IV.A above, the Executive shall receive a lump-sum payment on the Lump-Sum Payment Date equal to twelve (12) months (in the case of an Executive Vice President) or six (6) months (in the case of a Senior Vice President) of the Executive’s Base Annual Salary, as applicable.

C.	For purposes of this Benefits Program, “Change in Control of the Company” means a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to the Company, which generally will include the following events, subject to such additional rules and requirements as may be set forth in the Treasury Regulations and related guidance:

(1) a transfer or issuance of stock of the Company, where stock in the

Company remains outstanding after the transaction, and one person, or more than one person acting as a group (as determined under the Treasury Regulations), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (however, if a person or group is considered to own more than 50% of the total fair market value or 30% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not be considered a “Change in Control of the Company”);

(2) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock possessing 30% or more of the total voting power of the Company (however, if a person or group is considered to control the Company within the meaning of this sentence (i.e., owns stock of the Company possessing 30% of the total voting power of the Company), then the acquisition of additional control will not be considered a “Change in Control of the Company”;

(3) the replacement of a majority of members of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the appointment or election; or

(4) the acquisition by a person or group, during the I2-month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company, as determined under the Treasury Regulations (however, a transfer of assets to certain related persons, as provided under the Treasury Regulations, or to an entity that is controlled by the shareholders of the Company immediately after the transfer, will not be considered a Change in Control of the Company”.

VI. Vacation.

Each Executive shall be entitled to four weeks of paid vacation per year, prorated for partial years of employment.

VII. 401(k) Plan, Annual Executive Physical and other benefits.

Each Executive shall be eligible to participate in the Employer’s 401(k) plan and any other pension or welfare plan generally available from time to time to Executives or other employees of the Employer, as determined by the Compensation Committee, as well as an annual executive physical as administered by the Benefits Department.

VIII. Non-Competition

As a condition of employment and participation in this Benefits Program, each Executive shall execute a Non-Competition Agreement in a form approved by Holdings.

IX. Principal Residence

Each Executive shall be required to maintain his or her principal residence in the Purchase, New York area, except as may be otherwise expressly agreed in Section X, below, based upon Employer’s specific business need.

X. Variations from Benefits Program

Any variation from the provisions of this Benefits Program (whether by separate employment agreement otherwise) shall be effective only if such variation is contained in a writing provided to the affected Executive and signed by the CEO, President or Chief Human Resources Officer of Holdings or of the Employer; provided, however, that no such modification or amendment after the date on which the Executive’s employment has been terminated for reasons other than Cause, for Good Reason or after the occurrence of a Change in Control shall adversely affect an Executive’s entitlement to severance benefits under Sections IV or V above.

XI. Section 409A.

Notwithstanding anything to the contrary in this Benefits Program, if at the time of an Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Benefits Program on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

For purposes of this Benefits Program, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

Each payment made under this Benefits Program shall be treated as a separate payment and the right to a series of installment payments under this Benefits Program is to be treated as a right to a series of separate payments.

In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Benefits Program to comply with, or be exempt from, the requirements of Section 409A.